Exhibit 10.5

January 2, 2020

Julie Lodge-Jarrett
1321 Yorkshire Road
Birmingham, MI 48009

Dear Julie:

It is our great pleasure to offer you the position of SVP - Chief People Officer on the DICK’S Sporting Goods team. At DICK’S we continually search for the finest candidates who share our passion for sports and our belief that sports make people better. Like the most successful athletes, our teammates are driven, skilled, passionate and committed, and we believe you are someone who exhibits these same valuable traits, both personally and professionally.

The major provisions of your offer are as follows:

Position: Your position is SVP - Chief People Officer. This position is based in our Customer Support Center, and you will report to me. We look forward to having you begin employment on April 1, 2020.

Base Pay: Your annual salary will be $450,000 paid bi-weekly in the amount of $17,307.69.

Annual Incentive: Your target incentive award is 50% of your eligible earnings. The award can range from 0% to 100% of eligible earnings, based on company performance. Your next opportunity for an incentive award will be in the Spring of 2021 based on fiscal year 2020 results and your incentive eligible earnings from your start date through the end of the fiscal year.

Sign-on Bonus: You will receive a one-time sign-on bonus of $300,000 to be paid with your first paycheck. All applicable federal, state and local taxes will be withheld from this payment.

Sign-on Equity: You will receive a sign-on equity grant valued at $500,000 consisting of a restricted stock grant valued at $350,000 that will cliff vest after three years and a stock option grant valued at $150,000 that will vest 25% each year over a four year period.

Annual Equity: Your target equity award is $305,000. The award will be split with 70% of the value in the form of restricted stock and 30% of the value in the form of stock options. Each year the Board of Directors determines the amount of equity granted to each executive; your grant may vary from this target amount based on performance and career trajectory. You first opportunity to receive an annual grant will be in April 2021.

Long-Term Incentive Plan: You are eligible to participate in our DICK’S Sporting Goods long-term incentive plan (LTIP). The number of shares granted will be pro-rated from the initial target grant date value of $500,000 based on your start date. Assuming a start date before 4/3/2020, your target number of LTIP shares will be 7,023 which represents $337,104 at a DKS share price of $48.00. Additional plan details will be provided during your orientation.

Relocation: You are eligible to participate in our relocation program. A copy of the relocation policy is enclosed.

Health & Welfare Benefits: As a full-time salaried associate, after 30 days of continuous full-time service, you are eligible to participate in the full range of benefits, including medical, prescription, vision, dental, life and disability insurances, as well as retirement plans. Additional information on the benefit plans can be found at www.benefityourliferesources.com.

Paid Time Off: Our current vacation policy for executives offers untracked vacation days provided that your job performance remains acceptable. In addition, the Customer Support Center observes seven paid holidays.

Non-Qualified Deferred Compensation: You may defer up to 25% of your base salary and up to 100% of your annual bonus. DICK’s makes a yearly matching contribution of 20% of your annual deferrals up to a maximum match of $200,000.

Terms: This offer is contingent upon satisfactory background and reference checks. You will receive a separate email with a link directing you to our background screening process. DICK’S is an at-will employer, which means that either you or DICK’S are free to end the employment relationship at any time, with or without notice or cause. All compensation and benefit plans are governed by their respective plan documents.

In addition, the following documents are enclosed and need to be executed prior to your start date. Please review, sign and forward to my attention.

•Non-Compete Agreement
•Sign-On Bonus Agreement
•Relocation Agreement

On your first day of employment, you will be required to provide documentation indicating that you are legally eligible for employment in the United States. If you decide to accept our offer, please bring the appropriate identification with you on your first day of employment.

We hope that you’ll accept our offer of employment by signing and returning this letter to me.

Once again, we’d like to congratulate you on your offer. Please contact me at 724-273-4261 with any questions or if I can be of any help to you between now and your first day of employment. We look forward to welcoming you to the DICK’s team and building a future of success together.

Sincerely,

/s/Lauren Hobart
Lauren Hobart
President

I accept the above offer of employment:

/s/Julie Lodge-Jarrett      01/13/2020
Signature Date